Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.	The name of the limited liability company is Virginia Power Fuel Securitization II, LLC

2.

The Registered Office of the limited liability company in the State of Delaware is located at 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company.

By:
Authorized Person

Name:	Noopur N. Garg
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